UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

December 14, 2007

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

(Address of principal executive offices)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Saflink” refer to Saflink Corporation, a Delaware corporation.

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2007, we amended the Notes Conversion Agreement, dated as of November 1, 2007, with Richard P. Kiphart, a member of our board of directors. The amendment allows us to declare a dividend payable to holders of shares of our common stock before Mr. Kiphart’s outstanding promissory notes have been converted into shares of our common stock. We have also agreed to pay Mr. Kiphart, upon conversion of his promissory notes into our common stock, a cash payment in an amount determined by a formula based on the number of shares of FLO Corporation common stock that Mr. Kiphart would have received had our spin-off of FLO Corporation common stock to our stockholders occurred after conversion of the promissory notes. The conversion of Mr. Kiphart’s outstanding promissory notes into shares of our common stock and the corresponding cash payment to Mr. Kiphart continues to be at our discretion at any time prior to the closing of the proposed merger with IdentiPHI, Inc., and remains subject to the approval by our stockholders of an amendment to our certificate of incorporation to increase the number of shares of common stock we are authorized to issue.

Item 8.01. Other Events.

On December 14, 2007, our board of directors declared a special in-kind dividend of shares of FLO Corporation to Saflink’s stockholders to effect a pro rata spin-off of all of the shares of FLO Corporation common stock owned by Saflink. The record date for the special dividend will be December 24, 2007, and we expect the payment date for the special dividend to be January 7, 2008.

The special dividend rate will be set at the record date, but is expected to be in an amount of 0.0111684 shares of FLO Corporation common stock for each share of our common stock held as of the record date. Our stockholders will not receive fractional shares of FLO Corporation common stock in the distribution. As a result, no stockholder holding fewer than 90 shares of our common stock as of the record date will receive shares of FLO Corporation common stock in the spin-off. Rather than distribute fractional shares, the distribution agent will combine the fractions, sell the shares in the open market and distribute the proceeds to our stockholders who would have received fractional shares. The distribution agent will, at its sole discretion and without influence by us or FLO Corporation, determine when, how, through which broker-dealer and at what price to make these sales.

We believe the distribution of FLO Corporation common stock and cash instead of fractional shares will be a taxable distribution, treated first as a dividend to the extent of our 2008 earnings and profits, then as a return of capital to the extent of the stockholder’s adjusted tax basis in the Saflink common stock, and thereafter as capital gain. We will provide sufficient information to our stockholders to inform stockholders of the value of the FLO Corporation common stock distributed and the amount, if any, of dividend income. A distribution can be characterized as a dividend based on the distribution being treated as made out of either the corporation’s accumulated earnings and profits or, under the so-called “nimble dividend” rule, out of the earnings and profits of the corporation’s taxable year in which the distribution is made, computed as of the end of the corporation’s taxable year, even if accumulated earnings and profits are a deficit. Saflink believes that it does not currently have any accumulated earnings and profits for U.S. federal income tax purposes, and that it will not have any accumulated earnings and profits as of the dividend payment date in January 2008. A distribution in January 2008 can, however, be treated as a dividend if Saflink has earnings and profits for its 2008 taxable year, computed as of the end of its taxable year on December 31, 2008. Although Saflink does not anticipate 2008 earnings and profits, it will not be known until December 31, 2008, whether Saflink will have any current year earnings and profits supporting characterization of any amounts as ordinary dividend income.

A copy of the press release announcing the special dividend is attached as Exhibit 99.1 to this current report and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Saflink Corporation Press Release dated December 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFLINK CORPORATION

Dated: December 20, 2007	By:	/s/ Jeffrey T. Dick
Jeffrey T. Dick Chief Financial Officer